Exhibit 99.2

CCG Investor Relations

Axesstel 1st Quarter FY 2004

Leader, Mike Kwon

ID# 7298272

05/12/04

Date of Transcription: May 13, 2004

Coffin Communications
ID# 7298272	Page 2

Operator:	Good morning. My name is Deshanta, and I will be your conference facilitator. At this time I would like to welcome everyone to the Axesstel 1st Quarter Fiscal Year 2004 Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star (*), then the number one on your telephone keypad. If you would like to withdraw your question, press star (*), then the number two on your telephone keypad.

Thank you. Mr. Collins, you may begin your conference.

Mr. Collins:	Good morning, everyone. My name is Sean Collins, a Partner with CCG Investor Relations, the Company’s investor relations counsel. This morning Axesstel issued a press release outlining its first quarter results. If you don’t have that, you can call our office or retrieve it online. Our office number is (818) 789-0100. In a few moments, you’ll get to hear from and have an opportunity to ask questions of the Company’s management team. Now let me remind you that during the course of the conference call, management may state beliefs and make projections or other forward-looking statements regarding future events and the future financial performance of the Company. We wish to caution you that such statements are just projections and expectations and that actual events or results may differ materially. I refer you to the Safe Harbor Statement that’s been included in today’s press release, and to the Company’s annual report on Form 10-K and other documents filed with the SEC.

That said, we can begin. So it’s my pleasure to turn the call over to the management team: Mike Kwon, the chairman and CEO of the Company; David Morash, the president and COO; and John Chough, the CFO. Dave, you can begin.

Mr. Morash:	Thanks very much, Sean. Welcome, everybody, to Axesstel’s first quarter conference call. As most of you are aware, until recently our stock traded on the OTC Bulletin Board under the ticker symbol AXES. Since the close of the first quarter on May 4th, our listing on the American Stock Exchange became effective. The ticker symbol is AFT. The next week, on Wednesday, May 19th, our company will have the honor of ringing the opening bell at the American Stock Exchange. And going forward, we believe that

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.	the senior exchange listing will bring us added visibility in the investment community, greater liquidity for the stock, and therefore a wider audience among institutional investors.

For any listeners who are not familiar with our company, Axesstel is named for the concept of access plus telecommunications. Our mission is voice and data access for anyone, anywhere, to anything – voice or data, stationary or mobile. For phone and data customers in developing nations with limited physical telephone infrastructure, our wireless and fixed wireless products provide world class communications capabilities. That’s without the need for physical copper wire connections. Also, for users in more mature communication markets, we have world-class expertise in hybrid products for a true voice data technology convergence. Our markets in developing nations currently comprise our major area of growth, as shown by two announcements we made in the first quarter. One is a $10 million follow-on supply agreement with Pakistan’s only CDMA carrier, TeleCard, and another agreement for an undisclosed amount is with ten carriers operating in Latin America under the BellSouth umbrella. The countries include Argentina, Chile, Colombia, Ecuador, Guatemala, Nicaragua, Panama, Peru, Uruguay, and Venezuela.

We also have an even more significant agreement in the final stages of negotiations with a major Indian carrier, which we expect to announce very soon. We are already receiving purchase orders in connection with this agreement, and letters of credit are beginning to be issued. It’s a matter of finishing the contract in preparation for formally announcing this large and exciting sales plan. Before we discuss Axesstel’s story further, I would like to turn the mic over to our chief financial officer, John Chough, for a review of our first quarter results. John?

Mr. Chough:	Thank you, David. I would like to briefly summarize our first quarter 2004 results with a comparison to the first quarter of 2003. For the quarter ended March 31st, 2004, the Company recorded net revenue of $429,000 compared to $3.3 million for the first quarter of 2003. Of the total for last year’s first quarter, $435,000 was in sale of the products while the rest of the 2003 quarterly revenue were engineering services for the third parties. As Dave will

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outline, the Company has been shifting from engineering services to sales of actual products, so the direct performance comparison is between the $435,000 in the 2003 quarter and $429,000 in the first quarter of this year.

The first half of 2003 benefited from engineering services contracts on hybrid products. These contracts with Verizon and another major telecommunications company were substantially completed during the summer of 2003. Because of foreign income tax provisions, we reported income that incorporates the item, and due to a one million dollar tax provision, our net loss for the first quarter was $1.4 million, or $0.17 per share. This compares to net income of $808,000, or $0.13 per basic share for the year-ago quarter.

Gross margin for the quarter was 19.4%, a significant improvement from the last year when it was a single digit gross margin on average, as the Company is phasing out its 95AD products. All product sales in this quarter were 1x products, and the management has continued to try to improve the margins through negotiation with the vendors, as our volume increases.

SG&A expenses increased from $679,000 in the 2003 third quarter to $1.7 million for the 2004 quarter. The R&D increased from $65,000 in the 2003 quarter to $664,000, recording the R&D that contributes to the development of our own products. R&D for the third-party development contracts last year was expensed as incurred and appears in the SG&A. On our balance sheet as of March 31st, 2004, we reported three million in cash and cash equivalents. This reflects approximately $6.7 million in financing that was arranged and funded early this year. It also reflects the first payment from our large supplier agreement with TeleCard and the ten customers in Latin America, covered by our agreement with BellSouth. Dave will provide some background on timing of those payments, most of which will be recorded in the next few quarters.

All of the other balance sheet items are in line with our management expectations. Based on the financing and the large supply agreements we have announced recently, we believe that we have sufficient financing and resources to accomplish our operating goals this year.

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For a discussion and analysis of Axesstel’s results, growth strategy, and guidance, I would like to turn the call back to Dave Morash at this point. Dave?

Mr. Morash:	Thanks, John. As those of you who have been following us know, Axesstel is a leader in developing, manufacturing, and marketing high-quality telephone products, CDMA based fixed wireless local loop WLL terminals. We also have expertise in hybrid phones and engineering solutions, but as our recently announced supply agreements suggest, most or all of our near-term growth is going to be in wireless in developing nations.

We are achieving multi-million dollar sales wins where there is low phone penetration and lack of land line infrastructure. Our customers are telecommunication carriers worldwide who resell our products to their individual customers.

Headquartered in San Diego, California, our company is comprised of a San Diego based corporate organization and a Korea based development and design facility. We have approximately 80 individuals or employees worldwide. In essence, San Diego handles all of the customer facing activities, such as marketing, communications, product planning, product management, customer support, and sales and business development. Our products are based upon Qualcomm’s CDMA technology, which allows us to focus our core sales resources and efforts on CDMA operations worldwide. Qualcomm has approximately a 7% equity stake in Axesstel currently, and we are in the latter stages of discussions with Qualcom on an additional investment in our company.

Our 100% owned Korean operations are located in Seoul, South Korea. They focus on terminal design activities, leveraging Korea’s worldwide recognized leadership role in CDMA product development. Our Korean office works with our strategic manufacturing and production partner, Wistron Newebb Corporation, or WNC. The key theme of the past fiscal year, as noted in this morning’s press release, is Axesstel’s transition from

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engineering and development, or NRE services, to wireless local loop product sales. Our manufacturing agreement with WNC is a significant factor in our growth plans and helping us achieve our goals.

Our strategy of emphasizing WLL product sales with the transfer of production to WNC began in mid to late 2003. WNC is a Taiwan based manufacturer of fixed wireless local loop terminals and a member of the Acer group. WNC began delivery to our BellSouth and Pakistan customers in mid March. WNC is larger than our previous manufacturing partners, and because of its size and capabilities, we could load balance our production and optimize our orders based upon customers’ demand, quick turnaround, low volume production, and scheduled large volume production runs. WNC has been a leading provider of wireless terminals to China, having delivered the first PHS handsets to China in 2000.

Under our agreement, WNC is carrying much of the working capital requirements in connection with fulfilling our orders. The full positive impact of this arrangement will appear in the remaining quarters of 2004. Additionally, to help with financing the purchase of Qualcomm chip sets, we just received a substantial line of credit from Qualcomm. As previously announced, financing in January for $3.7 million and the more recent convertible $3 million offering, plus we continue discussions with Qualcomm regarding an additional investment.

Going forward, we expect to go to the public markets with a secondary offering later this year.

Our customers are primarily the large telecom carrier systems of the world, such as TeleCard in Pakistan and our new customers throughout Latin America. These carriers give us specifications for terminals they need, make purchases from us using bank letters of credit, and sell our products to end users. Our territories of interest are worldwide – North America, Latin America, Caribbean, Africa, Eastern Europe, and Asia, with particular emphasis going forward on what’s called BRIC, Brazil, Russia, India, and China.

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We record revenues when products are shipped, and we only ship products with payment in hand. This accounts for the fact that we announce supply agreements with TeleCard and BellSouth but will record the full amounts of those agreements over the term in conjunction with purchase orders. Products in connection with the BellSouth agreement, for example, were in full production for only two weeks during the first quarter that we are discussing today. They will ramp up in the second quarter, as will associated revenues, and are projected to continue throughout the year. Gauging the rate of shipment under existing agreements, we feel confident in forecasting second quarter revenues of six to eight million from these product sales, which compares to a combined product and engineering service revenues of last year of 4.9 million in the second quarter.

It’s worth noting that we can go back to the carriers covered by the BellSouth agreement and offer additional features at additional cost, such as short messaging and Internet access. Also, we are developing a next-generation fixed wireless terminals that are expected to include hybrid or hybrids, combining basic wireless telephony with full wireless Internet capabilities. There are markets for these products in both developed and developing telephone markets.

During the quarter, we announced a significant new product, a 450 megahertz phone. Lixin Cheng, our President of Axesstel WLL, recently presented the new product at the inauguration of the International CDMA 450 Conference in China. The 450 megahertz spectrum is gaining popularity worldwide due to its expanded range and in-building penetration compared to traditional cellular and PCS bands. Although the 450 spectrum is allocated throughout much of the world, it is currently underutilized. This makes it an attractive spectrum for supporting the introduction or expansion of wireless services, particularly in rural areas. There is significant interest in the products Lixin introduced in the conference, and we expect to announce sales relating to that this year.

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In addition to listing on the American Stock Exchange, we are making other changes to reflect our potential for rapid growth in coming quarters. These include enhancements to our Board and to our capital structure. In terms of capital structure, we have filed a form S2 to register a number of previously unlisted shares, which will become effective shortly. The intent of this is to increase the liquidity, which will help us in cultivating institutional shareholders and research coverage. We also plan to foster enhanced liquidity of our stock by seeking Board approval for a registration of options and warrants granted to our employees. Regarding the Board of Directors, we are pleased to welcome Wistrom executive Haydn Hsieh to the Board as an independent director. He is an expert in technology and manufacturing and has invaluable insights to offer the Board as our company grows.

We are evaluating additional candidates for the Board with the goal of achieving full compliance with the fairly new corporate governance guidelines in regards to independent directors. As announced in our previous conference call, during the year we want to change the balance of our Board to five outside directors. We are shifting corporate counsel responsibility to the well-regarded firm of Sheppard, Mullin. Again, with thanks to our previous firm, Grey Carey, for their support and guidance in the early stages of our growth. Working with Sheppard Mullin, we will continue to address the requirements of Sarbanes-Oxley.

The final item of news to mention here is that although Satoru Yukie will continue to work with us, he will be doing so from his new position of head of Axesstel Technologies, which is in the process of being spun off, in essence as a spinout of the engineering senior management. We will continue to welcome his insights and entrepreneurial spirit and wish his new company every success.

Looking ahead, our first ever annual meeting of shareholders is slated for tomorrow, May 13th, 8:00 to 9:00 in San Diego Marriott La Jolla. Shareholders of record as of April 15th should have received proxy statements, and we are looking forward to seeing all of you who plan to attend in person. You can consult our web site at www.Axesstel.com on meeting particulars as detailed in our recent press release.

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So looking ahead to the rest of 2004, the potential we outlined in our conference call on fiscal 2003 results is being realized. I would like at this time to update our preliminary revenue guidance. As mentioned, the TeleCard and BellSouth agreements are expected to bring us between six to eight million in second quarter revenues; therefore, we are comfortable in affirming fiscal 2004 revenue guidance of $28 to $30 million in full-year revenues. Furthermore, we continue to expect to be operationally cash flow positive and earnings positive in the second half. Earlier in the call, I mentioned an even larger pending agreement with an Indian telecom company, and we said we expect to formally announce that soon. We see the potential of increasing full-year guidance based on this, on additional CDMA orders currently in the pipeline and on sales wins that have yet to materialize at this early point in fiscal 2004.

To put our guidance in context, Axesstel offers the last mile conversion to wireless for large and populous regions of the world. This provides us significant growth opportunities this year and going forward. Thank you all for joining us on the call, and now I’d like to turn things back to the Operator. We’re pleased to take any questions.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star (*), then the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from James Cappello of Kern Capital.

Mr. Cappello:	Could you talk a little bit more about the third quarter and then the fourth quarter revenue ramp as you guys see it? You mentioned six to eight million in the second quarter, but I’m getting to around six-month revenue for third and fourth quarter between 21.5 to 23.5 million. Can you talk about the third quarter and fourth quarter specifically?

Mr. Morash:	Other than saying that in order to – obviously in order to get to 28 to 30 million, and if we’ve done six to eight million, we have to do

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a little over 20 million in the second half. And clearly, that will be on kind of a normal ramp rate based upon how we see our customers primarily as we introduce – continue to introduce the product into the BellSouth units.

Mr. Cappello:	When did you say that you would start to see revenue from this unannounced Indian customer?

Mr. Morash:	We haven’t said, but it should be soon, probably basically the third and fourth quarter.

Operator:	Your next question comes from Eric Duncan of Maloney Securities.

Mr. Duncan:	I had a question regarding a Wall Street Journal article that I had read about a week ago. It mentioned AT&T as a reseller of hybrid phones. I was wondering if you guys had (a) read that article or (b) had any knowledge of that as far as potentially being Axesstel’s phones or who else produces these hybrid phones and who else might be the phone that AT&T is reselling there.

Mr. Morash:	I think those phones relate to AT&T GSM, and we’re CDMA. So obviously that’s not in our marketplace, although clearly it shows the interest in hybrid phones going forward.

Mr. Duncan:	Can you compare that technology as far as the difference between those two phones briefly?

Mr. Morash:	They’re two separate systems, so I’m not sure I can compare them, other than to say one is for one major worldwide system, and the other is for another major worldwide system. The systems themselves are obviously different.

Operator:	Once again, if you would like to ask a question, please press star (*), then the number one on your telephone keypad.

Your next question comes from Tony Tristani of Astral Capital.

Mr. Tristani:	First of all, what’s your fully diluted share count right now, I guess from all financing you’ve done to date? Please include options and warrants.

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Mr. Morash:	It is about 18 million.

Mr. Tristani:	In the income statement, it was like eight million. To get to 18, is that financing you’ve done since the end of the quarter with shares or is that options and warrants another nine million or ten million?

Mr. Morash:	Accountants like to take the worst of all worlds. So basically if you have a gain, you show all of the shares as fully diluted. So you divide by the 18 million shares. If you have a loss, when you show fully diluted, you only show the actual outstanding shares. So it makes the loss on a per share basis larger. So the consequence, if you see – if you’re looking at our financial statement, the fully diluted EPS number, because it’s a loss, uses the eight million shares, not the seven-point-something-or-other, as opposed to the 18. But those 18 million shares are based upon the financings we did in the first quarter, but also based upon prior options and warrants and so forth.

Mr. Tristani:	Sure. What I’m trying to understand is how much – at the current stock price, if everything got exercised to get at 18 million, how much cash would you give back? I’m trying to just understand are those 18 million primary shares or is that how many are options and warrants that have to – where cash could come in at two, three, $4 or whatever?

Mr. Morash:	Most of it is at very low prices, and so there’d probably be – I don’t know. I haven’t – I can’t tell you exactly, but somewhere in the $3 million range.

Mr. Tristani:	What’s your capacity now to deliver if you can announce this new contract and it ramps up? What’s your capacity, your subcontract house? How quick could they meet your demands?

Mr. Morash:	We think that it takes them kind of a month to ramp up, maybe two months at the most. But it’s basically somewhat unlimited because all you’re talking about is putting in a new line in an operation that’s got substantial production. So we’re talking about –

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Mr. Tristani:	So there are no capacity issues?

Mr. Morash:	It’s not capacity. It’s a timing issue, but not a capacity issue, simply how fast do you get the line up and running and so forth.

Mr. Tristani:	Is your ASP around $100? Is that a good ballpark guess for – I’m just trying to figure out $8 million in Q2, is that 80,000 units or something?

Mr. Morash:	North of $100, but conceptually that’s – you put it in –

Mr. Tristani:	Sure. It’s a handset, right?

Mr. Morash:	Yeah.

Mr. Tristani:	And head-to-head competition, you’ve won some big deals. Who’d you come up against and how did you beat them, on what factors?

Mr. Morash:	Probably the major player on this other – the major player in India as I understand it is LG, and we believe that we did better than they did on the whole testing process. The product showed up better than the LG. It also had more bells and whistles, and we were competitive from a price perspective.

Mr. Tristani:	And for your products that you’re in now and you expect to enter in the next six months, maybe new features or types of phones, how big is the market unit volume wise this year that you can serve with those products, and what’s the – what do you think the growth is for the whole market that you can go after in 2005?

Mr. Morash:	Honestly, the number in terms of the market size is – there isn’t a good number, but it’s substantial and growing. It’s certainly more than we could handle.

[Overlapping conversations.]

Mr. Morash:	— the 1X, the EBDO, the voice and data. And that’s a whole different additional market on top of the existing market. And then the 450 is becoming extremely popular in Eastern Europe and

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elsewhere, into China and so forth. So we think both of those, any one of – the base market plus the EVDO plus the 450 are all more than big enough for us to make our shareholders very happy.

Operator:	At this time, there are no further questions. Are there any closing remarks?

Mr. Morash:	Thank you, Operator. I would just like to thank everybody for being on the call. We think that Axesstel’s future going forward is obviously, from our perspective, extremely bright. I think things are coming along together. We’re glad we have the first quarter behind us, and we think that there’s substantial opportunity, and we welcome you to continue to stay involved and watch Axesstel as we go forward. Thanks very much, everyone.

Operator:	This concludes today’s Axesstel First Quarter Fiscal Year 2004 Conference Call. You may now disconnect.

[Teleconference Concluded]